[letterhead]

EXHIBIT 99.2

Avondale posts financial results for
fiscal year 2002

     Monroe, Georgia...Avondale Incorporated, a Georgia-based textile producer, reported results today for its fiscal year ended August 30, 2002. Reflecting an extraordinarily difficult period for textile manufacturers in the United States, sales declined for the fiscal year from $772,768,000 in 2001 to $659,735,000 for 2002. Avondale’s net loss in 2002 was ($130,000) compared to profits in 2001 of $1,257,000.

     G. Stephen Felker, Chairman, President and Chief Executive Officer, noted that during the year Avondale closed two plants in North Carolina as part of its strategy to reduce participation in the commodity sales yarn market. Mr. Felker stated that “Were it not for the $7 million restructuring charge associated with these plant closings, earnings for fiscal year 2002 would have been approximately $4.2 million.”

     Capital expenditures during fiscal 2002 were $13 million, while debt was reduced in the year by $60 million with cash from operations and the reduction of inventories.

     Mr. Felker went on to note that “Our facilities are in good shape, efficient and competitive. Investment in infrastructure and systems in recent years has made it possible to achieve overhead and labor cost reductions without undermining our commitment to maintain our properties and customer service levels for long term success.”

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For further information contact:
Craig S. Crockard
Corporate Vice President Planning and Development
Avondale Mills, Inc.
900 Avondale Avenue
Sylacauga, AL 35150-1899
(256) 249-1340